Exhibit 4(a)(i)


                                 AMENDMENT NO. 1
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 1 (this "Amendment") is entered into as of November 5, 2001 by and among COACHMEN INDUSTRIES, INC., an Indiana corporation (the "Borrower"), the undersigned lenders (collectively, the "Lenders") and BANK ONE, INDIANA, N.A., both as one of the Lenders and as Administrative Agent (the "Agent") on behalf of itself and the other Lenders.

                                    RECITALS:

WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of March 30, 2001 (the "Credit Agreement"); and

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects more fully described below;

NOW, THEREFORE, in consideration of the premises herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

SECTION 2. AMENDMENTS TO CREDIT AGREEMENT. Upon the effectiveness of this Amendment in accordance with the provisions of Section 3 below, the Credit Agreement is hereby amended as set forth in this Section 2 below:

SECTIION 2.1. Article I of the Credit Agreement is hereby amended as follows:

(a) The definitions of the following defined terms are amended in their entirety to read as follows:

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the Aggregate Commitment is $30,000,000.

         "Applicable Fee Rate" means 0.50% per annum.

         "Applicable Margin" means, with respect to Eurodollar Advances, 2.00% per annum, and with respect to Floating Rate Advances, 0.00% per annum.

         "Collateral Documents" means, collectively, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Obligations or the Guaranty of the Obligations, including, without limitation, the Security Agreement and any pledge agreement executed pursuant to the terms of Section 6.17(b).

         "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth opposite its name on Amended Schedule I hereto, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

         "Fixed Charge Coverage Ratio" means, with reference to any period, the ratio of (a) the sum of (i) Consolidated EBITDA plus (ii) rentals minus
         (iii) capital


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         expenditures made in cash to (b) the sum of (i) cash interest expense plus (ii) rentals plus (iii) cash taxes (net of tax refunds received) plus (iv) dividends and distributions on, and redemptions and repurchases of, the Borrower's capital stock plus (v) scheduled payments of principal on all long-term Indebtedness, in each case calculated on a consolidated basis for such period.

         "Guaranty" means that certain Amended and Restated Subsidiary Guaranty dated as of November 5, 2001, executed by the Guarantors in favor of the Agent, for the ratable benefit of the Lenders, as it may be supplemented, amended or modified and in effect from time to time.

         "Material Subsidiary" means any Subsidiary of the Borrower which (i) represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or
         (ii) is responsible for more than 5% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above; provided that a Subsidiary shall not be deemed to be a Material Subsidiary solely as a result of being responsible for more than 5% of the consolidated net income of the Borrower and its Subsidiaries unless such Subsidiary's pre-tax income for the relevant period on an unconsolidated basis was at least $250,000. Notwithstanding the foregoing, COA Finance shall not be deemed to be a Material Subsidiary.

         "Required Lenders" means Lenders in the aggregate having at least 60% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 60% of the Aggregate Outstanding Credit Exposure.

(b) The definitions of "Consolidated Tangible Net Worth," "Pricing Schedule" and "364-Day Credit Agreement" are deleted in their entirety, and the following new defined terms are added to Article I:

         "COA Finance" means COA Finance Company, LTD, a Bermuda company, and its successors and assigns.

         "Collateral Sharing Agreement" means the Collateral Sharing Agreement dated as of November 5, 2001, among Bank One, as Collateral Agent, the Agent, and Bank One and Bank One, Michigan as the issuers of certain letters of credit described therein, as it may be supplemented, amended or modified and in effect from time to time

         "Current Ratio" means, as of any date of calculation, the ratio of current assets to current liabilities, calculated for the Borrower and its Subsidiaries on a consolidated basis.

         "Security Agreement" means the Security Agreement dated as of November 5, 2001, among the Borrower and the Guarantors, as Grantors, and Bank One, as Collateral Agent, as it may be supplemented, amended or modified and in effect from time to time.

SECTION 2.2. Section 5.4 of the Credit Agreement is amended in its entirety to read as follows:

5.4. Financial Statements. The December 31, 2000, March 31, 2001 and June 30, 2001 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the respective dates such statements


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         were prepared and fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations and cash flows for the respective periods then ended, subject in the case of the March 31, 2001 and June 30, 2001 financial statements to normal year-end adjustments and the absence of notes.

SECTION 2.3. Section 5.8 of the Credit Agreement is amended by adding the word "Amended" immediately before the reference to "Schedule 5.8" therein.

SECTION 2.4. Section 6.2 of the Credit Agreement is amended in its entirety to read as follows:

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for working capital and other general corporate purposes, provided, however, that proceeds of the Advances shall not be used for Permitted Acquisitions or other Investments otherwise permitted by Section 6.14(v) unless consented to by the Required Lenders.

SECTION 2.5 Section 6.11 of the Credit Agreement is amended in its entirety to read as follows:

6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(i)      The Loans.

(ii)     Indebtedness existing on the date hereof and described on Schedule
         6.11.

(iii) Indebtedness owed by COA Finance to the Borrower and Indebtedness owed by any other Subsidiary to COA Finance, provided that Indebtedness owed by any Guarantor to COA Finance shall be subordinated to the payment of the obligations of such Guarantor pursuant to the Guaranty on terms satisfactory to the Agent in form and substance.

(iv)     Indebtedness owed to the Borrower by any Guarantor.

(v) Off-Balance Sheet Liabilities and guaranties of Indebtedness of Persons other than the Borrower and its Subsidiaries, in each case incurred after receipt by the Lenders of the financial statements of the Borrower and its Subsidiaries for the nine-month period ending September 30, 2001 pursuant to Section 6.1(ii), provided that the Leverage Ratio as of the end of the three fiscal quarter period ending September 30, 2001, in the case of any such Off-Balance Sheet Liability or guaranty incurred during the fiscal quarter ending December 31, 2001, or as of the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which any such Off-Balance Sheet Liability or guaranty is incurred, in the case of any such Off-Balance Sheet Liability or guaranty incurred after December 31, 2001, calculated on a pro forma basis as if such Off-Balance Sheet Liability or guaranty had been incurred on the last day of such three fiscal quarter period or four fiscal quarter period, as applicable, was not greater than 2.50 to 1.

(vi) Indebtedness of any Subsidiary, Indebtedness secured by a Lien on any Property of the Borrower or any Subsidiary and unsecured Indebtedness of the Borrower, in each case other than Indebtedness permitted by clause (i), (ii), (iii), (iv) or (v) above and, except as set forth below, incurred after receipt by the Lenders of the audited financial statements of the Borrower and its Subsidiaries for the nine-month period ending September 30, 2001 pursuant to Section 6.1(ii), not exceeding $10,000,000 in the aggregate, provided that, notwithstanding the foregoing, at any time after the date hereof the Borrower or any Guarantor may incur pursuant to the terms of this Section 6.11(vi) Indebtedness consisting of


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         floor plan financing, whether unsecured or secured by the inventory being financed, in addition to the limitation set forth above in this
         Section 6.11(vi), but not to exceed $10,000,000 in the aggregate outstanding at any time.

SECTION 2.6. Section 6.13 of the Credit Agreement is amended by adding the word "Amended" immediately before the reference to "Schedule 6.13" in clause (iii) thereof.

SECTION 2.7. Section 6.14 of the Credit Agreement is amended by amending clauses
(v), (vi) and (vii) thereof in their entirety to read as follows:
(v) Permitted Acquisitions and other Investments in joint ventures or minority interests in other Persons, provided that not less than ten days prior to the consummation of any Permitted Acquisition, the Borrower shall have delivered to the Agent, in form and substance reasonably satisfactory to the Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries (the "Acquisition Pro Forma"), based on the Borrower's most recent financial statements delivered pursuant to Section 6.1(i) or (ii), which shall be complete and shall fairly present, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Section 6.18 for the four fiscal quarter period (the "Pro Forma Period") reflected in the compliance certificate most recently delivered to the Agent pursuant to Section 6.1(iii) prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition as if made on the first day of such period). Cash used by the Borrower and its Subsidiaries as part or all of the Purchase Price for any Permitted Acquisition or other Investment pursuant to this Section 6.14(v) (A) shall be cash on hand at the time of such Investment in an amount in excess of the aggregate principal amount of all outstanding Loans at such time and
         (B) shall not exceed $15,000,000 in the aggregate on a cumulative basis for all such Investments. All Indebtedness incurred by the Borrower and its Subsidiaries as part or all of the Purchase Price for any such Investment must comply with Section 6.11.

(vi) Investments to the extent that the Purchase Price therefor consists of capital stock of the Borrower, other than capital stock consisting of treasury stock repurchased after June 30, 2000 or consisting of reissued stock that was repurchased and cancelled after June 30, 2000, provided that neither the Borrower nor any Subsidiary shall make any Acquisition pursuant to this Section 6.14(vi) unless it is a Permitted Acquisition.

(vii)    Investments consisting of Indebtedness permitted by Section 6.11(iii).

SECTION 2.8. Section 6.15 of the Credit Agreement is amended by amending clause
(vii) thereof in its entirety and adding a new clause (viii) thereto as follows:

(vii) Liens granted pursuant to the Security Agreement in favor of Bank One, as collateral agent, for the equal and ratable benefit of the Agent and the Lenders under this Agreement and Bank One as the issuer of certain letters of credit described in the Collateral Sharing Agreement.

(viii) Liens granted pursuant to any Collateral Document other than the Security Agreement to secure the Obligations or the obligations of the Guarantors under the Guaranty.

SECTION 2.9. Section 6.17 of the Credit Agreement is amended in its entirety to read as follows:

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6.17.    Guarantors; Pledge of Stock of Foreign Subsidiaries.

(a) The Borrower shall cause each Material Subsidiary that is a Domestic Subsidiary and each Domestic Subsidiary acquired pursuant to a Permitted Acquisition, within ten days after such Domestic Subsidiary becomes a Material Subsidiary or is so acquired, to become a Guarantor by delivering to the Agent a duly executed supplement to the Guaranty and to become a grantor under the Security Agreement by delivering to the Agent a duly executed supplement to the Security Agreement in the form of Annex I thereto, together in each case with such supporting documentation, including authorizing resolutions and opinions of counsel and such documents as may be necessary or appropriate to perfect the Lien of the Security Agreement, as the Agent may reasonably request and in form and substance reasonably satisfactory to the Agent.

(b) The Borrower shall pledge, or cause one or more of its Domestic Subsidiaries to pledge, to the Agent, for the ratable benefit of the Lenders, 65% of the capital stock or other equity interests held by the Borrower and its Domestic Subsidiaries of each Foreign Subsidiary that is a Material Subsidiary or is acquired pursuant to a Permitted Acquisition, within ten days after such Foreign Subsidiary becomes a Material Subsidiary or is so acquired, pursuant to one or more pledge agreements, in each case together with supporting documentation, including authorizing resolutions and opinions of counsel (including counsel from the jurisdiction of organization of such Foreign Subsidiary), as the Agent may reasonably request, all in form and substance reasonably satisfactory to the Agent.

SECTION 2.10. Section 6.18 of the Credit Agreement is amended by amending Sections 6.18.2, 6.18.3 and 6.18.4 thereof in their entirety to read as follows:

6.18.2. Leverage Ratio. The Borrower will not permit the ratio, determined as of September 30, 2001, of (i) Consolidated Total Debt to (ii) Consolidated EBITDA for the then most-recently ended three fiscal quarter period to be greater than 2.50 to 1.0, and will not permit the Leverage Ratio, determined as of December 31, 2001 and as of the end of each of its fiscal quarters thereafter, to be greater than 2.50 to 1.0.

6.18.3. Minimum Net Worth. The Borrower will at all times maintain Consolidated Net Worth of not less than the sum of (i) $188,784,000 plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending September 30, 2001 (without deduction for losses) plus (iii) the amount of any addition to the consolidated shareholders' equity of the Borrower and its Subsidiaries at any time resulting from the issuance or sale of any capital stock or other equity interests by the Borrower after the date of this Agreement.

6.18.4. Current Ratio. The Borrower will not permit the Current Ratio at any time to be less than 2.00 to 1.0.

SECTION 2.11. Article VI of the Credit Agreement is further amended by adding at the end thereof a new Section 6.20 to read as follows:

6.20. COA Finance. The Borrower will not permit COA Finance to have any material liabilities other than Indebtedness owed to the Borrower or to own any material Property other than Investments consisting of loans to other Subsidiaries of the Borrower and Cash Equivalent Investments, provided that Cash Equivalent Investments held by COA Finance shall not exceed $500,000 in the aggregate at any time.

SECTION 2.12. Section 7.3 of the Credit Agreement is amended in its entirety to read as follows:

7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.2, 6.3, 6.9, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 or
6.20; or the


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breach by the Borrower of any of the terms or provisions of Section 6.1 which is not remedied within five Business Days after written notice from the Agent or any Lender.

SECTION 2.13. Section 8.2 of the Credit Agreement is amended by amending clause
(v) thereof in its entirety to read as follows:

         (v) Release any Guarantor or, except as provided in the Loan Documents, release all or substantially all of the collateral covered thereby.

SECTION 2.14. The Credit Agreement is further amended by deleting the Pricing
Schedule in its entirety and by amending Schedule I, Schedule 5.8 and Schedule
6.13 in their entirety to read as set forth in Amended Schedule I, Amended
Schedule 5.8 and Amended Schedule 6.13, respectively, attached hereto.

SECTION 3. CONDITIONS OF EFFECTIVENESS. This Amendment shall become effective and be deemed effective as of the date hereof (the "Amendment Effective Date") if, and only if, each of the following conditions shall have been satisfied:

SECTION 3.1. The Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower and the Lenders, (ii) each of the other documents listed on the List of Closing Documents attached hereto as Exhibit A, in each case in form and substance satisfactory the Agent, and (iii) such other documents as the Agent or any Lender may reasonably request.

SECTION 3.2. The Agent shall have received from the Borrower (i) an amendment fee equal to 0.25% of the Aggregate Commitment under the Credit Agreement as amended hereby for the ratable account of the Lenders in accordance with their respective Commitments under the Credit Agreement as amended hereby, (ii) all accrued Facility Fee under the Credit Agreement to but not including the Amendment Effective Date with respect to the Commitments of the lenders under the Credit Agreement, other than the Lenders party hereto, and (iii) all other fees and other amounts due and payable on or prior to the Amendment Effective Date, including, to the extent invoiced, payment or reimbursement of all expenses required to be paid or reimbursed by the Borrower under the Credit Agreement, either before or after giving effect to this Amendment.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Lenders that, as of the Amendment Effective Date after giving effect to this Amendment, (a) there exists no Default or Unmatured Default, and (b) the representations and warranties contained in Article VI of the Credit Agreement are true and correct as of the Amendment Effective Date after giving effect to this Amendment, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

SECTION 5. DIRECTION BY LENDERS. The Lenders hereby authorize and direct the Agent to execute and deliver on behalf of the Lenders the Collateral Sharing Agreement dated as of November 5, 2001 in the form of Exhibit B attached hereto.

SECTION 6. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT.

SECTION 6.1. Upon the effectiveness of this Amendment pursuant to Section 3 hereof, on and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

SECTION 6.2. Except as specifically waived or amended herein, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.


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SECTION 6.3. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (i) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the other Loan Documents, or (ii) any Default or Unmatured Default under the Credit Agreement.

SECTION 7. Termination of Prior Lenders. The parties hereto acknowledge and agree that, upon the effectiveness of this Amendment pursuant to Section 3 hereof, the following lenders that were parties to the Credit Agreement but are not parties to this Amendment shall have no further commitment or other obligations under the Credit Agreement as amended hereby:

                  Fleet National Bank
                  KeyBank National Association
                  The Northern Trust Company

SECTION 8. CHOICE OF LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

SECTION 9. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 10. HEADINGS. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. [N WITNESS WHEREOF, the Borrower, the Agent and the Lenders have caused this Amendment to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                           COACHMEN INDUSTRIES, INC.

                                           By: _________________________________
                                           Name:  Thomas J. Martini
                                           Title:    Treasurer

                                           BANK ONE, INDIANA, N.A., as a Lender
                                             and as Administrative Agent

                                           By: _________________________________
                                           Name:
                                           Title:

                                           1ST SOURCE BANK, as a Lender

                                           By: _________________________________
                                           Name:
                                           Title:

                                           NATIONAL CITY BANK OF INDIANA,
                                           as a Lender

                                           By: _________________________________
                                           Name:
                                           Title:


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                               AMENDED SCHEDULE I
                                   COMMITMENTS

Lender                                                       Commitment
------                                                       ----------

Bank One, Indiana, N.A.                                     $16,000,000

1st Source Bank                                             $ 7,000,000

National City Bank of Indiana                               $ 7,000,000

                    Total                                   $30,000,000